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                                                                    EXHIBIT 21.0

REGISTRANT'S SUBSIDIARIES AS OF DECEMBER 31, 1999:

HTE - Bellamy Ltd. - a Canadian corporation
HTE - Kb Systems, Inc. - a Florida corporation
HTE - Jalan, Inc. - a Florida corporation
HTE - Phoenix Systems, Inc. - a Florida corporation
HTE - UCS, Inc. - a Florida corporation
HTE - Vanguard Systems, Inc. - a Florida corporation
DemandStar.com, Inc. - a Florida corporation